STRATUS PROPERTIES INC.

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE 2013 STOCK INCENTIVE PLAN

1.(a)    Pursuant to the Stratus Properties Inc. 2013 Stock Incentive Plan (the “Plan”), on ______________, 20__(the “Grant Date”), Stratus Properties Inc., a Delaware corporation (the “Company”) granted performance-based restricted stock units (“Restricted Stock Units” or “RSUs”) to ____________________ (the “Participant”) on the terms and conditions set forth in this Agreement and in the Plan.
(b)    Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.
2.    The Company hereby grants to the Participant an Award of ___________ RSUs (the "Target Award"). Each RSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The actual number of RSUs that vest will depend on the Company’s level of achievement and certification of the performance goals specified in Section 3 during the period beginning January 1, 2016 and ending December 31, 2018 (the “Performance Period”). Any RSUs that do not vest as of the end of the Performance Period shall be forfeited.
3.    The performance metric applicable to the RSUs is Net Asset Value, or NAV. The percentage of the Target Award that will be earned will be determined as follows:

(a)	50% of the Target Award will be earned if the per share NAV on an after-tax basis as of the end of the Performance Period is equal to or greater than $36 (the “Published NAV”); and

(b)	50% of the Target Award will be earned if the per share NAV on an after tax-basis as of the end of the Performance Period is at least 15% greater than the Published NAV.
4.    The RSUs shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Shares until the RSUs shall vest and the Participant shall be issued the Shares to which such RSUs relate. From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Participant shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) the amount equal to the Fair Market Value of any Shares, Subsidiary securities, other securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all RSUs granted hereunder. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any

As adopted effective March 14, 2016

Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof, or may otherwise adjust the terms of the Award as permitted under Section 5(b) of the Plan.
5.    (a)    If the Participant ceases to be an Eligible Individual (the “Termination”) prior to the end of the Performance Period, then, except as set forth in Sections 5(b) through 5(e) of this Agreement, all unvested RSUs provided for in this Agreement, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall immediately be forfeited on the date the Participant ceases to be an Eligible Individual (the “Termination Date”). In the event of a sale by the Company of its equity interest in a Subsidiary following which such entity is no longer a Subsidiary of the Company, persons who continue to be employed by such entity following such sale shall cease to be Eligible Individuals for purposes of the Plan and this Agreement.
(b)    Notwithstanding the foregoing, if the Participant’s Termination is due to death, then the number of RSUs represented by the Target Award, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall vest as of the Participant’s Termination Date.
(c)    Notwithstanding the foregoing, if the Participant’s Termination is due to Disability or Retirement, the RSUs granted hereunder shall not be forfeited, and all such RSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall remain outstanding and vest as of the end of the Performance Period based on the Company’s level of achievement and certification of the performance goals as set forth in Section 3.
(d)    Unless Section 5(e) applies, in the event that the Participant ceases to be an Eligible Individual by reason of the Participant’s Termination by his employer or principal without Cause, the Committee may, in its sole discretion, determine that the RSUs granted hereunder, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall not be forfeited, but shall remain outstanding and vest as of the end of the Performance Period based on the Company’s level of achievement and certification of the performance goals as set forth in Section 3.
(e)    If a Change of Control event occurs prior to the end of the Performance Period, the number of RSUs represented by the Target Award will convert into an equivalent number of time-vested restricted stock units, which shall vest, provided the Participant remains an Eligible Individual until the end of the Performance Period (except as otherwise provided in this Section 5) on the earlier of (i) the last day of the Performance Period, or (ii) the date the Participant ceases to be an Eligible Individual by reason of the Participant’s Termination by his employer or principal without Cause or Participant’s Termination with Good Reason.

6.    (a)    The Committee shall, within a reasonably practicable time following the last day of the Performance Period, certify the level of achievement of the performance goals with respect to the Performance Period and the number of RSUs, if any, earned as a result. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Payment in respect of earned RSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall be made promptly following the Committee’s certification of the level of achievement of the performance goals, but in any event, no later than March 15 of the year following the year in which the Performance Period ends.
(b)    In the event vesting occurs as a result of the Participant’s death in accordance with Section 5(b) or following a Change of Control in accordance with Section 5(e), payment in respect of the vested RSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall be made promptly following the vesting date, but no later than 30 days thereafter.
(c)    All payments in respect of earned and vested RSUs shall be made in freely transferable shares of Common Stock. No fractional shares of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share.
7.    The RSUs granted hereunder, any amounts notionally credited in the Participant’s Dividend Equivalent Accounts, and any securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts are not transferable by the Participant otherwise than by will or by the laws of descent and distribution.
8.    All notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, 212 Lavaca Street, Suite 300, Austin, Texas 78701, addressed to the attention of the Secretary; and, if to the Participant, shall be delivered personally or mailed to the Participant at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
9.    This Agreement is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, except that any such amendment of the Plan that would materially impair the rights of the Participant hereunder may not be made without the Participant’s consent. The Committee may amend this Agreement at any time in any manner that is not inconsistent with the terms of the Plan and that will not result in the application of Section 409A(a)(1) of the Code. Notwithstanding the foregoing, no such amendment may materially impair the rights of the Participant hereunder without the Participant’s consent. Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Participant.
10.    The Participant is required to satisfy any obligation in respect of withholding or other payroll taxes resulting from the vesting of any RSU granted hereunder or the payment of any securities, cash, or property hereunder, in accordance with procedures established by the Committee, as a condition to receiving any securities, cash payments, or property resulting from the vesting of any RSU or otherwise.
11.    Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment relationship with the Company or any of its Subsidiaries at any time.
12.    (a)    If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Grant Date and ending on the first anniversary of the end of the Performance Period or (ii) results in an increased payout of the RSUs, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received following the end of the Performance Period and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Shares”). All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.
(b)    The RSUs granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.
(c)    If the Committee determines that the Participant owes any amount to the Company under Sections 12(a) or 12(b) above, the Participant shall return to the Company the Excess Shares (or the shares recoverable under Section 12(b)) acquired by the Participant pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such shares. The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.
13.    As used in this Agreement, the following terms shall have the meanings set forth below.
(a)    “Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his superior, employer or principal, or (v) the breach of the Participant of the terms of his engagement.
(b)    Change of Control.
(i)    For purposes of this Agreement, “Change of Control” means
(capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A)    the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 13(b)(i)(A), the following will not constitute a Change of Control:

(1)    any acquisition (other than a “Business
Combination,” as defined below, that constitutes a Change of Control under Section 13(b)(i)(C) hereof) of Common Stock directly from the Company,

(2)    any acquisition of Common Stock by the Company
or its Subsidiaries,

(3)    any acquisition of Common Stock by any employee
benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(4)    any acquisition of Common Stock pursuant to a
Business Combination that does not constitute a Change of Control under Section 13(b)(i)(C) hereof; or

(B)    individuals who, as of the effective date of this
Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(C)	the consummation of a reorganization, merger or
consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1)    the individuals and entities who were the Beneficial

Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(2)	no Person together with all Affiliates of such Person
(excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(3)	at least a majority of the members of the board of
directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(D)	approval by the shareholders of the Company of a complete
liquidation or dissolution of the Company.

(ii)	As used in this Section 13(b), the following terms have the
meanings indicated:

(A)	Affiliate: “Affiliate” means a Person that directly, or
indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(B)	Beneficial Owner: “Beneficial Owner” (and variants
thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(C)	Company Voting Stock: “Company Voting Stock” means
any capital stock of the Company that is then entitled to vote for the election of directors.

(D)	Majority Shares: “Majority Shares” means the number of
shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(E)    Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person”

will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(F)    Post-Transaction Corporation: Unless a Change of Control
includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(G)	Threshold Percentage: “Threshold Percentage” means 30%
of all then outstanding Company Voting Stock.

(c)    “Disability” shall have occurred if the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
(d)    “Fair Market Value” shall, with respect to a share of Common Stock, a Subsidiary security, or any other security, have the meaning set forth in the Stratus Properties Inc. Policies of the Committee applicable to the Plan, and, with respect to any other property, mean the value thereof determined by the board of directors of the Company in connection with declaring the dividend or distribution thereof.
(e)    “Good Reason” shall mean either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary as of the day immediately preceding the Change of Control or (ii) the Company’s requiring Participant to be based at any office or location more than 35 miles from Participant’s principal office or location as of the day immediately preceding the Change of Control. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. The foregoing to the contrary notwithstanding, if at any time the Participant is subject to an effective employment or change of control agreement with the Company or an Affiliate (as defined in Section 13(b)), then, in lieu of the foregoing definition, “Good Reason” shall at that time have such meaning as may be specified in such other agreement.

(f)    “Key Employee” shall mean any employee who meets the definition of “key employee” as defined in Section 416(i) of the Code.
(g)    “NAV” or Net Asset Value, estimates the current market value of our assets (the gross estimated value) and subtracts the GAAP book value of our tangible liabilities. The computation of our NAV, which includes Net Operating Income and uses appraisals of specified properties as of specified dates, is more fully described in Company’s earnings release filed as Exhibit 99.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on March 15, 2016. The Committee shall adjust the NAV at the Performance Period as it deems appropriate to reflect any dividends or other distributions made to the Company’s stockholders during the Performance Period.
(h)    “Net Operating Income” shall mean revenues less cost of sales, excluding depreciation, less reserve fund contributions for the W Austin Hotel (which is approximately 4 percent of hotel revenue).
(i)    “Retirement” shall mean early, normal or deferred retirement of the Participant under a tax qualified retirement plan of the Company or any other cessation of the provision of services to the Company or a Subsidiary by the Participant that is deemed by the Committee or its designee to constitute a retirement.
14.    Unless the Participant has been granted the right to defer the receipt of the Shares issuable in respect of the RSUs, the RSUs granted hereunder are intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Code, and shall be interpreted, construed and administered in accordance with such exception. If it is determined that the RSUs do not qualify for an exemption from Section 409A of the Code, then in the event vesting is accelerated pursuant to Section 5 and the Participant is a Key Employee, a distribution of Shares issuable to the Participant, all amounts notionally credited to the Participant’s Dividend Equivalent Account, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account due the Participant upon the vesting of the RSUs shall not occur until six months after the Participant’s Termination Date, unless the Participant’s Termination is due to death or Disability. Notwithstanding any provision to the contrary herein, all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code.
15.    The Company may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Participant does not accept the terms of this Agreement, the RSUs are subject to cancellation.
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By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan or this Agreement.
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